Exhibit 99.1

Rumble Reports Strong Second Quarter 2023 Results

~ Record Quarterly Revenue To-Date of $25.0 Million, an Increase of 468% Compared to Q2 2022 ~

~ Company Strategically Diversifies Content with the Addition of Top Influencers Across Gaming, Culture and Lifestyle ~

LONGBOAT KEY, Fla., August 14, 2023 (GLOBE NEWSWIRE) – Rumble Inc. (Nasdaq: RUM) (“Rumble” or the “company”), the popular video-sharing platform, today announced financial results for the fiscal quarter ended June 30, 2023.

Q2 2023 Highlights and Key Items

●	Driven by a pool of exclusive premium content and continued early maturation of advertising tools, second quarter revenue increased 468% to $25.0 million, compared to $4.4 million in the second quarter of 2022, and $17.6 million in the first quarter of 2023.

●	Strong consumption with average estimated Minutes Watched Per Month (“MWPM”) increasing by 46% to 11.8 billion in the second quarter of 2023, compared to 8.1 billion in the second quarter of 2022, and 10.8 billion in the first quarter of 2023.

●	Consistent strong growth in hours of uploaded video per day, increasing by 48% to 13,229 in the second quarter of 2023, compared to 8,948 in the second quarter of 2022, and 11,181 in the first quarter of 2023.

●	Average global Monthly Active Users (“MAUs”) of 44 million in the second quarter of 2023 were consistent with the second quarter of 2022, and a slight decline compared to 48 million in the first quarter of 2023. The decrease in MAUs from the third and fourth quarters of 2022 continues to be the result of a slowdown of news and politics outside of the US election cycle and increased competition. Of the 44 million MAUs, 28 million were based in the U.S. and Canada, compared to 32 million in the U.S. and Canada during the second quarter of 2022.

●	As of June 30, 2023, Rumble’s balance of cash, cash equivalents and marketable securities was $296.7 million.

●	Strengthened the advertising business with the alpha release of Rumble’s Creator Sponsorship Marketplace on the Rumble Advertising Center (“RAC”). This is a critical step forward in developing a differentiated value offering for advertisers and initiating scale for creator sponsorship revenue.

●	Further enhanced the functionality of tools available to creators with the strategic acquisition of Callin, a podcasting and livestreaming platform, to greatly accelerate Rumble’s product roadmap and enable a world-class livestreaming experience.

●	Announced an online streaming partnership with the Republican National Committee (“RNC”) to be the exclusive livestream provider for the first debate of the Republican presidential primaries, scheduled for August 23, 2023. Rumble plans to feature the debate on the platform’s home page and make the stream available for viewers around the world on the RNC’s Rumble channel.

●	Strategically diversified Rumble’s content library with the addition of an exclusive joint live stream show by Kai Cenat, the #1 most-subscribed streamer in the history of Twitch, and IShowSpeed, the #1 U.S.-based gaming streamer on YouTube. The show debuted on Rumble with over 200,000 concurrent viewers and over 6,500,000 million total views in their first livestream.

●	Completed strategic investments to grow the Gen Z audience and bolster Rumble’s exclusive livestreaming roster of gaming, culture and lifestyle creators with the additions of DJ Akademiks, a staple in the hip-hop community with nearly 10 million social followers, JiDion, a top comedic video creator with over 6.5 million YouTube followers, The Quartering, a social commentary channel with 1.6 million YouTube subscribers, and Mizkif, the popular gaming streamer, with over 3 million followers across Twitch and YouTube.

●	Launched a new Rumble Sports brand to strengthen portfolio positioning for advertisers and continued the expansion into live sports with the announced live sports distribution partnership with Bare Knuckle Fighting Championship (“BKFC”).

●	Diversified political content with the addition of Robert F. Kennedy Jr., a Democratic presidential candidate, to the Rumble platform.

●	Rumble Cloud continued strong progress toward beta launch by the end of 2023.

Subsequent to Quarter End Highlights

●	Signed gaming and hip-hop icons RiceGum and FaZe Kaysan to new exclusive shows on Rumble, continuing to add to a fast-growing lineup of entertainment creators.

●	Announced top streamer Steven Crowder surpassed $7.5 million in subscription payments to his ‘Mug Club’ community since launching his show in March 2023.

●	Rumble creator and popular comedian, JP Sears, launched his new show ‘Lies You Can Trust’ on August 8, 2023.

●	Announced that Rumble will be the exclusive RNC livestream provider and the RNC’s exclusive online home of the second Republican presidential primary debate at the Ronald Reagan Presidential Library on September 27, 2023.

Management Commentary

“The success achieved in the second quarter is evident in our top-line growth – we generated revenue of $25.0 million, which is a company record,” commented Rumble’s Chairman and CEO Chris Pavlovski. “This early monetization of our users is proof that we not only have the audience, but most importantly, the capabilities to monetize our user base. The top-line results are supported by continued growth in estimated minutes watched per month and resilience in MAUs in Q2. In order for us to accelerate revenue growth, we have to strategically onboard new creators, improve our product across all devices and automate creator sponsorships through RAC. This is the most important aspect of our growth trajectory and strategy. Many of our newly announced and onboarded creators, such as RiceGum and FaZe Kaysan, resonate with the younger demographic. Their audiences are the hardest to reach for advertisers, making these creators and their fans a ripe target for Rumble. The acquisition of these and other similar creators brings us a significant opportunity to attract advertisers through RAC.”

“The company is well-capitalized, with the funds from the de-SPAC at our disposal to continue improving our RAC and Cloud products, along with making opportune creator and content acquisitions. Rumble remains an attractive platform that continues to better itself for creators, and we are extremely diligent with respect to creators and the ROI that they project to generate. We are responsible for diversifying our audiences, increasing consumption, and assessing the potential creators’ ability to deliver returns to our shareholders. While I am very pleased with the results of Q2 2023, I am more excited about our trajectory and the mission that drives us forward,” Pavlovski added.

Q2 Financial Summary (Unaudited)

For the three months ended June 30, 2023	2023	2022	Variance ($)	Variance (%)

Revenues	$24,974,054	$4,399,312	$20,574,742	468%

Expenses
Cost of services (content, hosting and other)	$40,849,816	$4,183,424	$36,666,392	876%
General and administrative	6,455,676	1,755,298	4,700,378	268%
Research and development	4,050,584	1,191,567	2,859,017	240%
Sales and marketing	3,568,051	1,137,515	2,430,536	214%

For the second quarter of 2023, revenue was $25.0 million, compared to $4.4 million in the second quarter of 2022, an increase of 468%. The increase is due to an $18.0 million increase in advertising revenue and a $2.6 million increase in licensing and other revenue. The increase in advertising revenue was driven by an increase from advertising solutions for creators, publishers and advertisers, including host read advertising and RAC, our online advertising management exchange, both of which we started to build and test in the second half of 2022. The increase in licensing and other revenue was driven largely by subscription as well as licensing creator contracts, tipping, cloud platform and hosting fees.

Cost of services was $40.8 million for the quarter, compared to $4.2 million in the second quarter of 2022. The increase is due to an increase in programming and content costs of $35.0 million, hosting expenses of $0.7 million, and other service costs of $1.0 million.

General and administrative expense was $6.5 million for the quarter, compared to $1.8 million in the second quarter of 2022. The increase was due to a $0.9 million increase in staffing-related costs, as well as a $3.8 million increase in other administrative expenses, most of which are public company-related including accounting, legal, investor relations, insurance and other administrative services.

Research and development expense was $4.1 million for the quarter, compared to $1.2 million in the second quarter of 2022. The increase was due to a $2.1 million increase in staffing-related costs, as well as a $0.8 million increase in costs related to computer software and hardware, software development and other administrative expenses.

Sales and marketing expense was $3.6 million for the quarter, compared to $1.1 million in the second quarter of 2022. The increase was due to a $1.0 million increase in staffing-related and consulting service costs, as well as a $1.4 million increase in other marketing and public relations activities.

Liquidity

As of June 30, 2023, Rumble had cash, cash equivalents and marketable securities of $296.7 million.

Appointment of Moss Adams LLP as Rumble’s Independent Auditor

In light of Rumble recently becoming publicly traded and the related anticipated additional audit requirements, the company’s Audit Committee of the Board of Directors undertook a process to consider a potential audit firm change. Earlier this year, the committee invited several registered public accounting firms, including Moss Adams LLP, to participate in this process. Following completion of this process, on August 10, 2023, Rumble’s Audit Committee appointed Moss Adams LLP, a large, U.S.-based audit firm, as Rumble’s new auditor effective upon the completion by Rumble’s current auditor, MNP LLP, of its quarterly review of the interim consolidated financial statements and the filing of Rumble’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2023.

Rumble would like to thank MNP LLP for its support over the years through multiple stages of the company’s growth and development.

Conference Call Webcast Information

Rumble will host a conference call at 5:00 p.m. Eastern Time today, Monday, August 14, 2023, to discuss its quarterly results. Access to the live webcast and replay of the conference call will be available here and on Rumble’s Investor Relations website at investors.rumble.com under ‘News & Events.’

Chris Pavlovski, the Chairman and CEO of Rumble, will also be interviewed by Matt Kohrs later this evening at 7:00 p.m. Eastern Time. The interview will be accessible here and streamed live on the Matt Kohrs Rumble channel at rumble.com/MattKohrs.

Notes on KPIs

Monthly Active Users (“MAUs”). We use MAUs as a measure of audience engagement to help us understand the volume of users engaged with our content on a monthly basis. MAUs represent the total web and app users of Rumble for each month, which allows us to measure our total user base calculated from data provided by Google, a third-party analytics provider, using company-set parameters such as excluding users who access content on Rumble through “embedded” videos on domains other than rumble.com. We have used the Google analytics systems since we first began publicly reporting MAU statistics, and the resulting data have not been independently verified. There is a potential for minor overlap in the resulting data due to users who access Rumble’s content from both the web and the app in a given measurement period; however, given that we believe this minor overlap to be immaterial, we do not separately track or report “unique users” as distinct from MAUs. MAUs do not include embedded video, certain connected TV users, or users of Locals Technology Inc. (“Locals”), our subscription-based platform. We also do not separately report the number of users who register for accounts in any given period, which is different from MAUs. Like many other major social media companies, we rely on significant paid advertising in order to attract users to our platform; however, we cannot be certain that all or substantially all activity that results from such advertising is genuine. Spam activity, including inauthentic and fraudulent user activity, if undetected, may contribute, from time to time, to some amount of overstatement of our performance indicators, including reporting of MAUs by our third-party analytics provider. We continually seek to improve our ability to estimate the total number of spam-generated users, and we eliminate material activity that is substantially likely to be spam from the calculation of our MAUs. We will not, however, succeed in identifying and removing all spam.

Estimated Minutes Watched Per Month (“MWPM”). We use estimated MWPM as a measure of audience engagement to help us understand the volume of users engaged with our content on a monthly basis and the intensity of users’ engagement with the platform. Estimated MWPM represents the monthly average of minutes watched per user within a quarterly period, which helps us measure user engagement. Estimated MWPM is calculated by converting actual bandwidth consumption into minutes watched, using our management’s best estimate of video resolution quality mix and various encoding parameters. We continually seek to improve our best estimates based on our observations of creator and user behavior on the Rumble platform, which changes based on the introduction of new product features, including livestreaming. We are currently limited, however, in our ability to collect data from certain aspects of our systems while we improve our measurement capabilities. These limits may result in errors that are difficult to quantify, especially as the proportion of livestreaming on the Rumble platform increases over time, and as we improve the quality of various video formats by increasing bit rates, until we are able to measure MWPM directly. Bandwidth consumption includes video traffic across the entire Rumble platform (website, apps, embedded video, connected TV, etc.), as well as what our management believes is a nominal amount of non-video traffic and a nominal amount of traffic from customers hosted on Rumble’s infrastructure. Starting in the second quarter of 2022 we began transitioning a portion of Locals’ bandwidth consumption to our infrastructure. While this currently represents an immaterial amount of consumption, we expect this to grow in the coming quarters.

Hours of Uploaded Video Per Day. We use the amount of hours of uploaded video per day as a measure of content creation to help us understand the volume of content being created and uploaded to us on a daily basis. We regularly review, have adjusted in the past, and may in the future adjust our processes for calculating our key business metrics to improve their accuracy, including through the application of new data or technologies or product changes that may allow us to identify previously undetected spam activity. As a result of such adjustments, our key business metrics may not be comparable period-over-period.

About Rumble

Rumble is a high-growth neutral video platform that is creating the rails and independent infrastructure designed to be immune to cancel culture. Rumble’s mission is to restore the Internet to its roots by making it free and open once again. For more information, visit corp.rumble.com.

Forward-Looking Statements

Certain statements in this press release and the associated conference call constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements contained in this press release that are not historical facts are forward-looking statements and include, for example, results of operations, financial condition and cash flows (including revenues, operating expenses, and net income (loss)); our ability to meet working capital needs and cash requirements over the next 12 months; and our expectations regarding future results and certain key performance indicators. Certain of these forward-looking statements can be identified by using words such as “anticipates,” “believes,” “intends,” “estimates,” “targets,” “expects,” “endeavors,” “forecasts,” “could,” “will,” “may,” “future,” “likely,” “on track to deliver,” “accelerate,” “forward trajectory,” “continues to,” “looks forward to,” “begins to focus on,” “plans,” “projects,” “assumes,” “should” or other similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, and our actual results could differ materially from future results expressed or implied in these forward-looking statements. The forward-looking statements included in this release are based on our current beliefs and expectations of our management as of the date of this release. These statements are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward- looking statements include, but are not limited to, our ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, our ability to grow and manage growth profitably, maintain relationships with customers, compete within our industry and retain key employees; the possibility that we may be adversely impacted by economic, business, and/or competitive factors; our limited operating history making it difficult to evaluate our business and prospects; our inability to effectively manage future growth and achieve operational efficiencies; our recent and rapid growth not being indicative of future performance; our inability to achieve revenue growth consistent with or better than our current annual revenue run rate, including due to our failure to onboard sufficient new content creators and content and/or fully launch RAC or, even if RAC is fully launched, our inability to achieve the monetization o creators through RAC consistent with our expectations our inability to grow or maintain our active user base; our inability to achieve or maintain profitability; the possibility that we may be unable to monetize our expansion into live sports as currently anticipated, including with respect to our relationships with Power Slap, SLS, NRX and BKFC;  the possibility that we may be unable to reach definitive agreements with either or both Kai Cenat and IShowSpeed (each of whom has signed a binding term sheet with us), or if definitive agreements are entered into, the possibility that we may be unable to monetize such relationships as currently anticipated; our failure to comply with applicable privacy laws; occurrence of a cyber incident resulting in information theft, data corruption, operational disruption and/or financial loss; potential liability for hosting a variety of tortious or unlawful materials uploaded by third parties; negative publicity for removing, or declining to remove, certain content, regardless of whether such content violated any law; impediment of access to our content and services on the Internet; significant market competition that we face; changes to our existing content and services resulting in failure to attract traffic and advertisers or to generate revenue; our dependence on third party vendors; our inability to realize the expected benefits of financial incentives that we offer to our content creators; potential diversion of management’s attention and consumption of resources as a result of acquisitions of other companies and success in integrating and otherwise achieving the benefits of recent and potential acquisitions; failure to maintain adequate operational and financial resources or raise additional capital or generate sufficient cash flows; adverse effect on our business by compliance obligations imposed by new privacy laws, laws regulating social media platforms and online speech in the U.S. and Canada; regulations regarding paid endorsements by content creators; and those additional risks, uncertainties and factors described in more detail under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022, Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, and in our other filings with the Securities and Exchange Commission. We do not intend, and, except as required by law, we undertake no obligation, to update any of our forward-looking statements after the issuance of this release to reflect any future events or circumstances. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Rumble Social Media

Investors and others should note that we announce material financial and operational information to our investors using our investor relations website (investors.rumble.com), press releases, SEC filings and public conference calls and webcasts. We also intend to use certain social media accounts as a means of disclosing information about us and our services and for complying with our disclosure obligations under Regulation FD: the @rumblevideo X (formerly Twitter) account (twitter.com/rumblevideo), the @rumble TRUTH Social account (truthsocial.com/@rumble), the @chrispavlovski X (formerly Twitter) account (twitter.com/chrispavlovski), and the @chris TRUTH Social account (truthsocial.com/@chris), which Chris Pavlovski, our Chairman and Chief Executive Officer, also uses as a means for personal communications and observations. The information we post through these social media channels may be deemed material. Accordingly, investors should monitor these social media channels in addition to following our press releases, SEC filings and public conference calls and webcasts. The social media channels that we intend to use as a means of disclosing the information described above may be updated from time to time as listed on our investor relations website.

For investor inquiries, please contact:

Shannon Devine

MZ Group, MZ North America

203-741-8811

investors@rumble.com

Source: Rumble Inc.

Condensed Consolidated Interim Statements of Comprehensive Loss (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022

Revenues	$24,974,054	$4,399,312	$42,589,429	$8,444,077

Expenses
Cost of services (content, hosting, other)	$40,849,816	$4,183,424	$66,864,181	$7,925,992
General and administrative	6,455,676	1,755,298	13,356,221	3,295,665
Research and development	4,050,584	1,191,567	6,601,145	1,983,899
Sales and marketing	3,568,051	1,137,515	6,865,130	1,948,020
Finance costs	704,202	530,239	704,202	1,341,056
Share-based compensation	3,170,944	16,986	4,971,079	33,972
Foreign exchange loss (gain)	5,838	(3,010)	21,744	24,567
Amortization and depreciation	1,043,560	288,957	1,724,634	514,586

Total expenses	59,848,671	9,100,976	101,108,336	17,067,757

Loss from operations	(34,874,617)	(4,701,664)	(58,518,907)	(8,623,680)
Interest income	3,570,423	14,108	6,878,350	22,806
Other income	3,343	-	3,343	-
Share of profit (loss) from joint venture	-	(1,124)	-	-
Changes in fair value of contingent consideration	373,996	-	373,996	-
Changes in fair value of warrant liability	1,489,250	-	(6,842,500)	-

Loss before income taxes	(29,437,605)	(4,688,680)	(58,105,718)	(8,600,874)
Income tax recovery (expense)	(16,475)	-	(16,475)	-

Net and comprehensive loss	$(29,454,080)	$(4,688,680)	$(58,122,193)	$(8,600,874)

Loss per share - basic	$(0.15)	$(0.03)	$(0.29)	$(0.05)
Loss per share - diluted	$(0.15)	$(0.03)	$(0.29)	$(0.05)
Weighted-average number of common shares used in computing net loss per share - basic	201,257,144	173,518,855	201,006,921	173,518,855
Weighted-average number of common shares used in computing net loss per share – diluted	201,257,144	173,518,855	201,006,921	173,518,855

Condensed Consolidated Interim Balance Sheets (Unaudited)

	June 30,	December 31,
	2023	2022

Assets

Current assets
Cash and cash equivalents	$295,563,303	$337,169,279
Marketable securities	1,100,000	1,100,000
Accounts receivable, net	6,858,974	4,748,189
Prepaid expenses and other	15,652,152	9,342,691
	319,174,429	352,360,159

Prepaid expenses and other, long term	1,120,624	547,589
Capital assets	15,347,956	8,844,232
Right-of-use assets	1,021,399	1,356,454
Intangible assets	10,820,447	3,211,305
Goodwill	12,504,329	662,899
	$359,989,184	$366,982,638

Liabilities and Shareholders’ Equity

Current liabilities
Accounts payable and accrued liabilities	$26,513,401	$14,324,696
Deferred revenue	8,527,408	1,040,619
Lease liabilities	410,620	583,186
Contingent consideration	1,715,744	-
Income taxes payable (receivable)	(1,359)	934
Deferred tax liability (asset)	1,629,180	-
	38,794,994	15,949,435

Lease liabilities, long-term	671,669	835,924
Contingent consideration, net of current portion	1,402,001	-
Warrant liability	16,905,000	10,062,500
Other liability	500,000	500,000
	57,273,664	27,347,859
Commitments and contingencies

Shareholders’ Equity
Common shares	768,513	768,357
Deficit	(86,904,894)	(28,782,701)
Additional paid-in capital	387,851,901	367,649,123
	301,715,520	339,634,779
	$359,989,184	$366,982,638

Condensed Consolidated Interim Statements of Cash Flows (Unaudited)

For the six months ended June 30,	2023	2022

Cash flows provided by (used in)

Operating activities
Net and comprehensive loss for the period	$(58,122,193)	$(8,600,874)
Adjustments to reconcile net loss to cash flows:
used in operating activities:
Amortization and depreciation	1,724,634	522,547
Share-based compensation	5,722,297	33,972
Interest expense	13,487	18,608
Non-cash portion of operating lease costs	290,863	232,327
Repayment of lease liabilities	(306,116)	(187,103)
Loss on change in fair value of warrants	6,842,500	-
Gain on change in fair value of contingent consideration	(373,996)	-

	(44,208,524)	(7,980,523)
Changes in non-cash working capital:
Accounts receivable	(2,102,138)	(299,921)
Prepaid expenses	(6,681,846)	(3,317,496)
Accounts payable and accrued liabilities	10,980,889	1,986,907
Deferred revenue	7,486,791	312,151
Income taxes payable (receivable)	-	-
	(34,524,828)	(9,298,882)

Investing activities
Purchase of capital assets	(7,684,880)	(4,018,919)
Purchase of intangible assets	(356,779)	-
Cash acquired in connection with Callin acquisition	1,000,989	-
	(7,040,670)	(4,018,919)

Financing activities
Share issuance costs	(40,478)	-
	(40,478)	-
Decrease in cash and cash equivalents during the period	(41,605,976)	(13,317,801)

Cash and cash equivalents, beginning of period	337,169,279	46,847,375
Cash and cash equivalents, end of period	$295,563,303	$33,529,574

Supplemental cash flow information
Cash paid for income taxes	$16,475	$-
Cash paid for interest	4,212	-
Cash paid for lease liabilities	392,141	270,525